Exhibit 3.3

CERTIFICATE OF CORPORATE DOMESTICATION

OF

AKUMIN INC.

This Certificate of Corporate Domestication is being filed for the purpose of domesticating Akumin Inc., a corporation organized under the laws of the province of Ontario, Canada (the “Non-US Company”), as a Delaware corporation, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”.

The Non-US Company does hereby certify as follows:

1. The Non-US Company first formed on August 12, 2015 in the province of Ontario, Canada.

2. The name of the Non-US Company immediately prior to the filing of this Certificate of Corporate Domestication was Akumin Inc.

3. The name of the Corporation as set forth in its Certificate of Incorporation filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Akumin Inc.”

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Non-US Company immediately prior to the filing of this Certificate of Corporate Domestication was the province of Ontario, Canada.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Non-US Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Corporate Domestication on behalf of the Non-US Company.

AKUMIN INC.

By:

Name:
Title: